Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Amendment No. 5 to Registration Statement on Form S-1 of our report dated April 15, 2008, except for Notes 16 (Restatement), 2, 8, 12 and 14, as to which the date is September 12, 2008, relating to the consolidated financial statements of Adrenalina as of December 31, 2007 and 2006 and for each of the years in the two year period ended December 31, 2007, appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

 /s/ Goldstein Schechter Koch Price Lucas Horwitz & Co, PA.

Miami, Florida
November 4, 2008